UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

PIKE ELECTRIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-32582	20-3112047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pike Way, Mount Airy, NC	27030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 789-2171

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On August 1, 2005, immediately prior to completion of Pike Electric Corporation’s initial public offering of shares of common stock, Messrs. Alan E. Goldberg, Robert D. Lindsay, Stuart S. Janney III, Adam P. Godfrey and James R. Helvey III were appointed to our board of directors.

Messrs. Helvey and Godfrey, along with Mr. J. Russell Triedman, have been named to serve on the Audit Committee of the company’s board of directors. Mr. Helvey has been named Chair of the Audit Committee. Messrs. Godfrey, Helvey and Goldberg have been named to serve on the Compensation Committee of the company’s board of directors. Mr. Godfrey has been named Chair of the Compensation Committee. Messrs. Janney, Lindsay and Helvey have been named to serve on the Nominating and Governance Committee of the company’s board of directors. Mr. Janney has been named Chair of the Nominating and Governance Committee.

Messrs. Goldberg and Lindsay co-founded Lindsay Goldberg & Bessemer in 2001. Mr. Godfrey has been a Partner with Lindsay Goldberg & Bessemer since its formation in 2001. Mr. Triedman has been a Principal with Lindsay Goldberg & Bessemer since its formation in 2001. Lindsay Goldberg & Bessemer beneficially owns 13,111,093 shares, or approximately 41.0%, of the outstanding common stock of Pike Electric Corporation. The shares beneficially owned by Lindsay Goldberg & Bessemer are held through LGB Pike II LLC. The sole manager of LGB Pike II LLC is Lindsay Goldberg & Bessemer L.P. Messrs. Goldberg and Lindsay, through intermediate entities, indirectly have shared control over Lindsay Goldberg & Bessemer L.P.

Pike Electric Corporation, LGB Pike II LLC and certain other stockholders are parties to a stockholders agreement. The stockholders agreement covers matters of corporate governance and registration rights. The stockholders agreement provides that J. Eric Pike will have the right to occupy one seat on the company’s board of directors so long as he is the company’s chief executive officer and controls at least 1,321,965 shares of the company’s common stock. So long as J. Eric Pike has the right to a seat on the board of directors, then LGB Pike II LLC and any affiliate of LGB Pike II LLC must vote in favor of the election of J. Eric Pike to the board. The stockholders agreement provides that LGB Pike II LLC and its affiliates and the other stockholders party to the stockholders agreement have registration rights with respect to the company’s common stock. LGB Pike II LLC and its affiliates have “demand registration” rights under which they may require us to register any or all of the common stock they hold. The demand registration rights held by LGB Pike II LLC and its affiliates include the right to require us to put up a shelf registration statement permitting those stockholders to sell into the market from time to time over an extended period of time. In addition, each of LGB Pike II LLC and its affiliates and the other stockholders party to the stockholders agreement have “piggyback” registration rights. If we propose to register any of our securities, other than a registration in connection with an employee benefit or similar plan or an exchange offer, we will be required to give each party to the stockholders agreement the opportunity to participate in such registration. The company has agreed to indemnify any stockholder that sells shares of our common stock upon exercise of registration rights against certain liabilities under the Securities Act of 1933, as amended.

Pike Electric, Inc., a subsidiary of Pike Electric Corporation, entered into a management advisory services agreement with Goldberg Lindsay & Co. LLC, an affiliate of Lindsay Goldberg & Bessemer, on April 18, 2002, and amended it and restated it on July 1, 2004, increasing the management fee to $375,000 per quarter from $250,000 per quarter. Under this agreement, Goldberg Lindsay & Co. LLC agreed to provide management, financial, strategic planning and similar advisory services to Pike Electric, Inc. Pursuant to the agreement, Pike Electric, Inc. also agreed to indemnify Goldberg Lindsay & Co. LLC and its members, partners and affiliates, and their respective directors, officers, agents and employees against losses arising out of or in connection with the agreement, any activities contemplated by the agreement or any services rendered under the agreement. In connection with our initial public offering, we terminated the management advisory services agreement, effective June 15, 2005, for an aggregate consideration of $4.0 million, paid at the closing of our initial public offering.

In connection with the company’s recapitalization in April 2002, LGB Pike LLC entered into an agreement with Mr. Joe B. Pike, our former Chairman of the Board and father of J. Eric Pike, our current President and Chief Executive Officer. Pursuant to the agreement, so long as LGB Pike LLC continues to own a majority of the common stock of Pike Electric Corporation, Joe B. Pike will be entitled to the following benefits: (1) the use of up to $100,000 in value of the company’s corporate aircraft per year, (2) the use of an office and administrative services at the company’s corporate headquarters and (3) participation in the company’s medical, dental and life insurance plans until the age of 65. Mr. Joe B. Pike was also entitled to receive title to his company-assigned car or the car’s cash value.

References in this Form 8-K to Lindsay Goldberg & Bessemer refer to Lindsay Goldberg & Bessemer L.P. together with its affiliated partnerships.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pike Electric Corporation

Date: August 3, 2005	By:	/s/ Mark Castaneda

Name: Mark Castaneda
Title Chief Financial Officer